Exhibit 10.3
TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) is made and entered into   8/17  , 2005 between Bio-Products International, Inc. (“Bio-Products”), a Company incorporated under the laws of the State of Alabama (the “Licenser), and SRS Energy, Inc., a Company incorporated under the laws of the State of Delaware (the “Licensee”). The Licensor and Licensee may hereinafter be either individually referred to as the “Party” or collectively referred to as the “Parties”.

PREMISES:

Whereas, Dr. Michael H. Eley (“Eley”), in his continuous capacity as an employee of the University of Alabama in Huntsville (“UAH”), developed certain proprietary intellectual property, patented processes, and patent pending processes for the volume reduction, separation, recovery, and recycling of various components of waste materials, including without limitation, Municipal Solid Waste (“MSW”), which technology has been reduced to United States Patent No. 6,306,248 (the “U.S. Patent”) and Patent Cooperation Treaty, International Application No, PCT/USO1/50049 (the “PCT”) (collectively, the “UAH Technology”). The UAH Technology constitutes the first of the two parts of the “Technology” (as defined herein). Eley is also a major stockholder, a Director, and the President and CEO of Bio-Products;

Whereas, pursuant to that certain Amended and Restated License Agreement, effective August 18, 2003 (the “UAH License”) (a copy of which is attached as Exhibit A), UAH granted an exclusive worldwide license to Bio-Products covering the UAH Technology, including the rights to make, have made, use, lease and sell certain products, and to practice certain processes, and to license some or all of the rights granted to others, such products and processes being more specifically defined in the UAH License;

Whereas, Donald E. Malley (“Malley”), doing business as M&M Consulting. Inc., a Company incorporated under the laws of the State of Mississippi (“M & M), developed certain proprietary intellectual property, equipment designs, and process operating procedures related to the UAH technology, including the expertise and know-how for fabrication and continuous operation of a small waste reduction process plant at a commercial sanitary landfill for a period of eighteen months (collectively, the “Malley/M&M “Technology”‘). Malley (the Developer”) and M&M Consulting, Inc. have assigned to Bio-Products exclusively throughout the world all right, title and interest in the Malley/M&M Technology (the “Malley/M&M Assignment”) (a copy of which is attached as Exhibit B). The Malley/M&M Technology constitutes the second of the two parts of the “Technology” (as defined herein). M & M is a stockholder in Bio-Products and Malley is a Vice President of Bio-Products;

Whereas. Bio-Products desires to enter into a license agreement with the Licensee to provide the Technology and future improvements for the construction and operation of commercial scale municipal solid waste processing and recycling facilities subject to the terms and conditions set forth herein;

Whereas, the Licensee either has the financial resources, or has agreed to use their best efforts to secure the financial resources, for the design, engineering, and fabrication of processing equipment and facilities, acquisition and permitting of construction sites, purchase of processing equipment, construction and operation of processing facilities, and marketing and promotion of commercial facilities that are compatible with the Technology;

Whereas, the Licensee desires to enter into a license agreement with Bio-Products to use the Technology for commercial purposes upon the terms and conditions hereinafter set forth; and

Now, therefore, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows;

ARTICLE I – DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “Technology” shall mean the inventions, technology, and proprietary intellectual property and information developed by Bio-Products, Eley, Malley, and UAH created or discovered prior to or after the effective date of this Agreement, including, but not limited to, inventions, processes, process operating procedures and discoveries, patents, patent applications, trade secrets, developments, facility designs, equipment designs, works of authorship, formulas, software programs, techniques, information, expertise, know-how, data, research, mask works, all intellectual and industrial property rights of any sort, all rights of integrity, disclosure and withdrawal, copyrights, trade names and trademarks, which are related to the recycling, processing, collection, storage, disposal, treatment, utilization or reduction of waste, including Municipal Solid Waste (“MSW’’), or waste components or the conversion of the cellulosic biomass product to fuels, chemicals, or other materials or other uses of cellulosic biomass product for the production of energy or otherwise.  Technology as defined in this Agreement shall be limited to the use of the cellulosic biomass product in applications in which the cellulosic product of waste, including MSW, processed utilizing the Technology is used as the feedstock specifically for conversion into fuel grade ethanol. Technology otherwise includes without limitation, the UAH Technology, the Malley Technology, United States Patent Number 6,306,248 and foreign patents that may be issued based on Patent Cooperation Treaty International Application Number PCT/USO1/50049.

1.2           “Third Party” shall mean any person or entity other than Bio-Products, Eley, Malley, UAH, or the Licensee.

1.3           “Operating Day” shall mean a day in which the facility (i) processes waste equal to or in excess of the facility’s daily design capacity; or (ii) processes all of the waste brought to the facility for processing on such day; or (iii) processes as much waste as allowed by any downstream limitations, such as but not limited to, any limitations on the downstream processing or disposal of the cellulosic product

1.4           “Cellulosic Biomass or Cellulosic Biomass Product” shall be defined as the smallest size material obtained from screening the processed materials produced utilizing the Technology, typically through a one-half inch screening device, in which more than fifty percent (50%) by dry weight can be chemically characterized as material originating from forest products or other living plant components.

ARTICLE II – GRANT OF LICENSE;

2.1           Subject to the terms and conditions of this Agreement, Bio-Products hereby grants an exclusive license to the Licensee to utilize the Technology to construct and operate commercial scale MSW processing and recycling facilities in the United States of America (“USA”) in which the cellulosic biomass product of the process Technology is used specifically for the production of fuel grade ethanol,

2.2           The term of this license shall extend from the effective date of this Agreement for a period of twenty (20) years, unless extended, terminated or replaced by agreement of the Parties hereto, or unless otherwise extended or terminated, as elsewhere provided in this Agreement. This Agreement shall be extended automatically until the expiration date of the last patent issued to Bio-Products or UAH covering the Technology.

2.3           Anything to the contrary contained elsewhere in this Agreement notwithstanding, Bio-Products shall retain all of the exclusive rights granted under the UAH License and all of the exclusive rights obtained by the Malley/M&M Assignment, including the worldwide exclusive right to license some or all of its rights not granted to the Licensee under this Agreement to Third Parties to utilize the Technology.

ARTICLE III – FEES, ROYALTIES, AND OTHER CONSIDERATION

3.1           The Licensee shall pay to Bio-Products a Process Royalty of one dollar and fifty cents (S1.50) for every ton of waste received and processed at each facility to be constructed and operated under this Agreement, excluding waste received and processed at the proof of concept validation ethanol demonstration plant, which shall have a capacity of not more than one hundred (100) tons per day of MSW, and which may be only a part of a larger waste processing facility, The Process Royalty payments shall become payable on the thirtieth (30th) day following the end of the calendar month in which such amount becomes due and owing until this Agreement or any extension thereof expires or is terminated. Bio-Products agrees that no Process Royalty shall be due and payable with respect to waste processed at any facility until such facility has been in operation for thirty (30) Operating Days, as defined in Paragraph 1.3 (the Operational Date”). Licensee shall pay said Process Royalty by wire transfer of funds to a Bio-Products bank account.

3.2           The Licensee shall pay to Bio-Products a By-Product Royalty of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton obtained from the sale of recyclable by-products, excluding the cellulosic biomass product, obtained from processing waste, including MSW, utilizing the Technology at each facility to be constructed and operated under this Agreement, excluding waste received and processed at the proof of concept validation demonstration plant. The By-Product Royalty shall become due and payable on the ninetieth (90th) day following the end of the calendar quarter in which such recyclable product sales are made until this Agreement or any extension thereof expires or is terminated. The above notwithstanding, no By-Product Royalty shall be due and payable with respect to the cellulosic product produced at the facility until the facility reaches its Operational Date. Licensee shall pay said By-Product Royalty by wire transfer of funds to a Bio-Products bank account.

3.3           As additional consideration and for their experience and know-how regarding the Technology, the Licensee shall pay Bio-Products a monthly fee for Technical Services for each facility to be constructed and operated under this Agreement. Such Technical Services shall initially be provided by Eley and Malley who are employees of Bio-Products, and who agree to provide whatever Technical Services are reasonably requested of them by Licensee. Payments to Bio-Products for Technical Services shall be ten thousand dollars ($10,000) per month payable on or before the first (1st) business day of each month beginning sixty (60) days after funding is secured for the proof of concept validation demonstration plant. For each subsequent facility, Licensee shall pay Bio-Products for Technical Services in the amount of ten thousand dollars ($10,000) per month beginning within thirty (30) days of the date of submission of the first permit to construct each subsequent facility. Payments for the Technical Services of Bio-Products shall be increased to twenty thousand dollars ($20,000) per month commencing on the first business day of the month following the Licensee’s initial down payment for the process vessels for construction of the Licensee’s first commercial scale facility and continuing each month thereafter until the first commercial facility reaches its Operational Date. After the. Operational Date of the first plant, the monthly Technical Services fee shall he reduced to ten thousand dollars ($10,000) for a period of twelve (12) months. Additional Technical Services, unrelated to the above, may be provided by Bio-Products employees at the request of the Licensee at a rate of one hundred dollars ($100) per hour. If at any time Bio-Products fails to undertake Technical Services requested, then Licensee may cease all payments as set forth in this Paragraph 3.4, until such time as the failure to undertake the Technical Services requested is remedied.

3.4           Additionally, with respect to the Technical Services provided by Bio-Products, the Licensee shall either provide pre-paid expense accounts or reimburse Bio-Products employees directly for the reasonable transportation, lodging, food, and other expenses incurred by Bio-Products employees in the performance of such Technical Services for the Licensee. In either case, Bio-Products employees shall submit weekly, itemized expense reports and receipts to the Licensee for periods which expenses are incurred.  If the Licensee has or establishes a travel expense policy and procedure, Bio-Products employees shall adhere to said policy, unless the Parties agree, in writing, otherwise.  The Licensee shall pay Bio-Products employees directly within ten (10) business days of receipt of such expense reports.

3.5           The Licensee may enter into research and development contracts with Bio-Products, with Eley as the principal investigator, to be defined front time to time in exchange for results and information. Such results and information, including but not limited to test results, notes, and reports regarding the work performed as requested by the Licensee shall be turned over to the Licensee by Eley within thirty (30) days of completion, and all such results and information shall be kept confidential and shall not be disclosed in any harm without first obtaining approval from the Licensee. Any and all research and development results from contracts with Licensee are confidential and may not be provided to Third Parties without the written permission of Licensee. If permission is granted by Licensee for Third Parties to use such unrelated technology then Licensee shall be compensated at the rate of 20% of royalties received by Bio-Products for the use of the unrelated technology by a Third Party. Eley shall allow the Licensee to visit the pilot plant facility for any purposes, including demonstrations, recyclable product production, and testing upon reasonable notice by the Licensee and mutual agreement with Eley as to the dates and times. Eley shall also provide training for the Licensee’s employees to use the licensed Technology at the pilot plant. Eley shall be compensated at a rate of five hundred dollars ($500.00) per day plus expenses for all pilot plant operations. For demonstration, recyclable product production, testing, and training at the pilot plant at the request of the Licensee, the Licensee shall compensate Bio-Products for the expenses for such demonstration and test runs as follows:

(a) For Each Series of Test Runs:
(i) Pilot Plant Preparation/Set up	$500
(ii) Pilot Plant Clean-Up Shutdown	$500
(b) For Each Test Run in a Series:
(i) Boiler Fuel/Water Treatment	$200
(ii) Labor	$800
(iii) Waste Disposal	$100
(c) Follow up Costs:
(i) Small Sample Collection, Packaging & Storage	$100
(ii) Large Sample Collection & Packaging	$250
(iii) Dry Cellulose Product per ton	$500
(iv) Shipping Containers & Shipping Costs	Actual, plus 25%
(d) Additional expenses:
(i) Tractor Rental	$100/day
(ii) Auto/Truck mileage for Laborers	$0.40/mile
(iii) Truck towing mileage	$0.80/mile
(iv) Local Lodging for Laborers	$50/day
(v) Per Diem allowance for Laborers	$25/day

3.6            For the proof of concept validation ethanol demonstration plant to be constructed and operated under this Agreement, the Licensee agrees that the facility design, equipment designs and specifications, equipment fabricators, engineering firm, construction contractors, and sub-contractors, and all facility management and labor personnel involving the process Technology must be approved by Bio-Products, which approval shall not be unreasonably withheld. The Licensee also agrees to begin the facility permitting, facility and equipment design, equipment selection, and engineering for the proof of concept validation demonstration plant within one (1) year from the date of execution of this Agreement and to begin placing orders for equipment and construction site work within one (1) year from the date of approval of all permitting to begin construction of the proof of concept validation demonstration plant. Notwithstanding the foregoing, Licensee shall begin placing orders for equipment and shall commence and diligently pursue construction and completion of the proof of concept validation demonstration plant no later than three (3} years from the effective date of this Agreement.

3.7            Due to the proprietary nature of the process vessel design, the Licensee agrees that Bio-Products shall maintain the exclusive right of vessel design, engineering, and manufacturing, and the Licensee shall purchase all required vessels exclusively from Bio-Products.  The purchase price shall be cost plus fifteen percent (15%), not including shipping costs or applicable taxes. All other equipment required for construction and operation of waste processing and recycling facilities utilizing the Technology may be purchased from other venders. The vessels are to be built to Bio-Products’ specifications in Hattiesburg, Mississippi and shipped to the requested locations. Shipping costs and applicable taxes shall be itemized and included in the cost of vessels and shall be invoiced to and paid by the Licensee. The Licensee will be provided with a written operator’s manual and a standard equipment warranty for the process vessels.

3.8            In order to maintain the exclusivity of this Agreement, the Licensee further agrees that, within two (2) years from the Operational Date of the proof of concept validation demonstration plant, the Licensee shall begin the facility permitting, facility and equipment design, equipment selection, and engineering for construction of the first commercial scale facility with a capacity to process at least five hundred (500) tons per day, The Licensee also agrees to expand existing facilities and/or add new facilities with design capacity for processing at least an average of an additional one thousand (1,000) tons per day of MSW each year thereafter, unless prevented from doing so by a regulatory or government agency. If Licensee fails to perform as specified under this Paragraph 3.8 for two (2) consecutive years, then this Agreement shall convert from an exclusive to a non-exclusive license.

3.9            The Licensee shall maintain all such books and records as are necessary to accurately determine all amounts due and payable to Bio-Products, Eley, and Malley under Paragraphs 3.1, 3.2, 3.3, and 3.4 of this Agreement, which books and records the Licensee shall make reasonably available, upon the submission of a written request from Bio-Products for inspection by Bio-Products and or its designated representative at a time mutually convenient to Bio-Products and the Licensee. Rio-Products agrees to treat all such information respecting Licensee’s books and records as confidential.

3.10            All payments shall be paid to Bio-Products at the addresses set forth in Paragraph 14.15 of this Agreement or as otherwise notified in writing by, the Parties.

ARTICLE IV - INVENTIONS AND DISCOVERIES

4.1           All rights, title, and interest in and to the Technology and all patent applications and patents thereon or relating thereto as presently exist, specifically United States (Patent No. 6,306,248 and foreign patents filed on Patent Cooperation Treaty International Application No. PCT/US01/50049 shall remain the sole and exclusive property of UAH.  In addition, future patents and patent applications, both foreign and domestic, with respect to the existing Technology shall be applied for and prosecuted, and if received, shall issue solely in Bio-Products’ name (See Paragraph 2.7 of the UAH License., attached hereto as Exhibit A).

4.2.           All right, title and interest in and to all future inventions, processes, enhancements, improvements and other discoveries made by Bio-Products, or any person acting for and under the direction of Bio-Products or the Licensee, or any other employees or consultants of Bio-Products or the Licensee, relating specifically to the design, engineering, fabrication, and operation of the process vessels required to utilize the Technology, whether or not patentable, shall be owned exclusively by Bio-Products. All patent applications and patents thereon, foreign and domestic, whether made by any of the Parties, or jointly by the Parties, or jointly by at least one employee of each Party, shall be owned exclusively by Bio-Products. Bio-Products shall add the names of Licensee’s employees and consultants that make substantive contributions to the development of such patent applications as co-inventors. To the extent required to accomplish the foregoing, the Licensee and/or its employees and consultants shall execute any and all assignments of patents or other documents to Bio-Products, if required for any such patents to issue in Bio-Products’ name. Bio-Products shall provide the Licensee with detailed information concerning all such related, future inventions, processes, enhancements, improvements and other discoveries. Bio-Products hereby grants to the Licensee an exclusive license in the USA to utilize all such future inventions, processes, enhancements, and other discoveries at no additional royalty or cost, except that the term of this Agreement shall be extended automatically to the expiration date of any subsequently issued patent.

4.3           The Technology of Bio-Products and/or UAH shall be maintained by the Licensee free and clear of all liens and encumbrances or rights of any Third Party.  Licensee shall not sub-license, encumber, transfer or assign the Technology of Bio-Products and/or UAH without the written consent of Bio-Products, except as provided in this Agreement.

4.4           The provisions Paragraphs 4.1, 4.2, and 4.3 of this Article shall apply to both foreign and domestic inventions, processes, enhancements, improvements and other discoveries relating to the Technology, whether or not patentable, and to all patent applications and patents related thereto.

4.5           All right, title and interest in and to all future inventions, processes, enhancements, improvements and other discoveries made jointly by Bio-Products and Licensee, or any person acting for and under the direction of Bio-Products and Licensee, or any other employees or consultants of Bio-Products and Licensee, relating to the use of the cellulosic biomass product for the production of fuel grade ethanol or any other by-products obtained from the processing of MSW utilizing the Technology, whether or not patentable, shall be owned jointly by the Parties or jointly by at least one employee of each Party, shall be jointly owned by Bio-Products and Licensee.  The Parties shall add the names of all employees and consultants that make substantive contributions to development of such patent applications as co-inventors. To the extent required to accomplish the foregoing, Bio-Products and Licensee and/or their respective employees and consultants shall execute any and all assignments of patents or other documents to Bio-Products and Licensee, if required for any such patents to issue jointly in Bio-Products’ and Licensee’s names.  Bio-Products and Licensee shall share equally in the costs of patent preparation, application, prosecution, and maintenance for all such jointly owned inventions The Parties shall provide each other with detailed information concerning all such related, future inventions, rocesses, enhancements, improvements and other discoveries, Bio-Products and Licensee, as co-owners of any such jointly developed inventions, shall jointly license such co-owned inventions to Third Parties. The term of this Agreement shall be extended automatically to the expiration date of any jointly issued patent.

4.6           If Licensee, its employees, and/or its consultants, not including any Bio-Products e employees or consultants performing Technical Services for Licensee, should alone develop a patentable invention regarding the use of the cellulosic product in any applications, including the production of fuel grade ethanol or any other by-product obtained from the processing of MSW utilizing the Technology, then Licensee may, in its sole discretion, pay all of the costs of patent preparation, application, prosecution, and maintenance for said invention with Licensee being the exclusive owner of such a patented invention. Licensee hereby grants Bio-Products a non-exclusive right to use any such Licensee-owned patented invention in Bio-Products facilities worldwide, with royalties to be negotiated in good faith between the Parties.

4.7           The Parties shall cooperate in good faith to protect any such invention, process, enhancement, improvement or other discovery, and to make all necessary applications, assignments, as provided herein, and filings, including patents, industrial designs, copyright registrations, trademark registrations and other legal protections, necessary or helpful to protect their interests therein.

ARTICLE V – REPRESENTATIONS AND WARANTIES
OF BIO-PRODUCTS

Bio-Products hereby represents and warrants, as of the date hereof, as follows:

5.1           Bio-Products is a corporation, duly organized, validly existing and in good standing under the laws of the State of Alabama. Bio-Products has all requisite power and authority, corporate and otherwise to execute, deliver, observe, and perform its obligations under, this Agreement. The execution, delivery and performance by Bio-Products of this Agreement have been duly authorized by all necessary corporate action and does not and will not violate Bio-Products’ Articles of Incorporation or Bylaws or any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect to which Bio-Products is a party or is subject.

5.2           Bio-Products possesses all such franchises, licenses, patents, or other rights necessary to enter into, and satisfy its obligations under, this Agreement, without (to the best of Bio-Products’ knowledge) any conflict with, or infringement of, the franchises, licenses, patents or other rights of Third Parties.

5.3           Bio-Products has the exclusive rights to grant some or all of its rights or licenses to Third Parties to utilize the Technology not granted to the Licensee under this Agreement in various geographical locations worldwide.

5.4           There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products in any way relating to the Technology. There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products’ properties, assets or business which might have a materially adverse effect on Bio-Products’ rights or ability to perform this Agreement in accordance with its terms. No investigation by any governmental agency is pending or threatened against Bio-Products or the properties, business, or goodwill of Bio-Products, which has or might have a materially adverse effect on Bio-Products’ rights or ability to perform this Agreement in accordance with its terms. There is no outstanding order, writ, injunction, or decree of any court, government or governmental agency against Bio-Products or its assets, business, or goodwill, Bio-Products is not in violation of any law or governmental regulation applicable to it, to the Technology, or to its properties or business, including but not limited to any applicable safety, environmental control, or similar law or regulation.

5.5           There is no claim or demand of any Third Party pertaining to, or any proceedings, which are pending or, to the knowledge of Bio-Products, threatened which challenge the rights of Bio-Products in respect of any of the Technology. No technology owned, licensed or used by Bio-Products is subject to any outstanding order, decree, judgment, or stipulation by or with any court, arbitrator or administrative agency, or, to the best of Bio-Products’ knowledge, infringes upon the rights of Third Parties

5.6           Bio-Products reserves the right to, but as of the effective date of this Agreement has not, put any Third Party on notice of and is not a party to any suit alleging, any infringement or alleged infringement of any of the Technology.  Bio-Products is aware that there are currently bases for putting certain Third Parties on notice and/or filing claims, action, or litigation alleging infringement of the Technology.

ARTICLE VI – INDEMNITY AND INSURANCE

6.1	(a)
The Licensee shall indemnity, defend and hold Bio-Products and UAH and their respective Trustees, Directors, officers and employees harmless from and against any and all claims and expenses, including reasonable attorneys’ fees and other legal expenses, arising out of the death or injury of any person or persons, any damage to property, or any other claim, proceeding, demand, expense, or liability of any kind whatsoever resulting from, or attributable to utilization of the. Technology (see Paragraph 10.3 below and Article VIII of Exhibit A).

(b)
At least ten (10) days prior to commencement of vessel installation and operating activities on the site of each facility of the Licensee to be constructed and utilize the Technology pursuant to this Agreement, the Licensee shall provide to Bio-Products copies of certificates evidencing the purchase of policies of insurance against the liabilities described in Paragraph 6.1(a), naming UAH, Bio-Products, and all of the Parties hereto as additional insureds, in amounts not less than one million dollars ($1,000,000) per claim.

VII – PATENT INFRINGEMENT

7.1	(a)
Bio-Products and UAH shall notify the Licensee, and the Licensee shall notify Bio-Products and UAH, of any actual or threatened infringement claims or suits that are or may be brought or made against any Party to this Agreement within five (5) days after learning of the existence thereof.  UAH may elect to defend Licensee, at UAH’s sole costs and expense from and against all infringement suits relating to the patents assigned to UAH.  In connection with the defense by UAH of any Third Party claim, the Licensee, at the request and expense of UAH, shall take all such actions as are necessary or desirable to assist UAH in any such action. Licensee will be reimbursed by UAH for out-of-pocket expenses incurred as a result of such action.  UAH shall not, without Licensee’s prior written consent, grant any license rights granted under this Agreement in connection with the settlement or other disposition of any infringement action.

(b)
In the event UAH elects not to defend Licensee from and against any actual or threatened infringement claim or suit, Bio-Products shall have the right to defend such suit or claim. Bio-Products may elect to defend Licensee, at Bio-Products’ sole costs and expense, from and against all infringement suits relating to the patents assigned to UAH and from and against any actual or threatened infringement claims or suits that are or may be brought or made against any Party to this Agreement relating to the Technology as defined herein that was not assigned to UAH. If Bio-Products cannot for financial reasons take such action, Bio-Products would request Licensee to provide such financial resources as are necessary to take such action. Licensee, in its sole discretion, may elect to provide the financial resources for Bio-Product and Licensee to jointly pursue such action. Any compensation recovered from such action would first be used to reimburse the Parties for their out-of-pocket expenses in relation to the suit, and any remaining funds would be divided equally between Bio-Products and Licensee. In the event of an unsuccessful outcome of such suit, any damages and out-of-pocket expenses of Licensee would be deducted from future royalty payments payable to Bio-Products at a rate of fifty percent (50%) of the amount due and payable from each royalty payment until all such damages and out-of-pocket expenses are recovered.

(c)
In the event Bio-Products elects not to defend Licensee from and against any actual or threatened infringement claim or suit, Licensee shall have the right to defend such suit or claim. Licensee may elect to defend such suit, at Licensee’s sole costs and expense, from and against all infringement suits relating to the patents assigned to UAH and from and against any actual or threatened infringement claims or suits that are or may be brought or made against any Party to this Agreement relating to the Technology as defined herein that was not assigned to UAH. Licensee must agree to indemnify UAH and Bio-Products, the respective Trustees or Directors, officers and employees from any damages that may occur as a result of suit. Any compensation recovered from such action would first be used to reimburse the Parties for their out-of-pocket expenses in relation to the suit, and any remaining funds would be belong Licensee. In the event of an unsuccessful outcome of such suit, any damages and out-of-pocket expenses of UAH and Bio-Products would be reimbursed by Licensee.

(d)
The Licensee shall at its own expense defend all infringement suits relating to any variations, modifications and alterations of the Technology that were made by the Licensee without the written acknowledgement and consent of Bio-Products to make any such variations, modifications, and alterations of the Technology, The Licensee shall not be entitled to any deduction from amounts due Bio-Products on account of such expenses.

7.3           In connection with the defense by Bio-Products of any Third Party claims not addressed in Paragraphs 7.1 or 7.2, the Licensee shall participate and cooperate, as Bio-Products shall, from time to time, reasonably request. If the Licensee is called upon to take action in a way which shall require it to make available its own personnel or to retain counsel and/or experts, the Licensee shall be entitled to a deduction from any amounts due Bio-Products under this Agreement. If there are no such amounts due Bio-Products under this Agreement, then Bio-Products agrees to pay Licensee all personnel, counsel, expert and courts costs thirty days after notification of such expenses by the Licensee in connection with Bio-Products’ defense of such suits.

ARTICLE VIII – FABRICATION AND CONSTRUCTION

8.1           The Licensee shall use its best efforts to assure that all construction and fabrication meets or exceeds all required safety standards of the United States and the jurisdiction wherein the Technology shall be utilized.

8.2           Bio-Products will use its best efforts to assure that all designs, processes, formulas, recipes, and plans to be provided to the Licensee meet or exceed all applicable and material safety standards of the United States and any jurisdiction wherein the Technology shall be utilized.

8.3           The Licensee shall use its best efforts to obtain, or cause to be obtained, all material local, state and federal permits necessary for the construction and operation of any facility that will utilize the Technology.

ARTICLE IX – CONFIDENTIALITY

9.1           The Parties hereto each possess confidential information of both a technical and a non-technical nature. It is understood that it has been and may be necessary for one to disclose same to the other, and the Parties agree such disclosures have been and will be made under and subject to the following terms (Copies of respective Non-disclosure/Confidentiality Agreements are attached hereto as Exhibits C and D).

ARTICLE X – AGREEMENT BETWEEN RIO-PRODUCTS AND UAH

10.1           Bio-Products shall comply with all of the terms and conditions of, and perform all of its obligations under, the UAH License. Bio-Products shall not agree to any amendment or modification of the UAH License that would materially affect the terms and conditions of this Agreement without the written consent of Licensee.

10.2           If at any time Bio-Products defaults in its duties in connection with, or by its conduct attempts to or actually terminates the UAH License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, then the Licensee will be automatically entitled to and may at its sole discretion enter into contractual agreements with and pay directly to UAH the amounts necessary to obtain or maintain the UAH License. If Licensee does not enter into contractual agreements with UAH, but rather cures any financial default of Bio-Products only, then such sums paid to UAH on behalf of Bio-Products shall be deducted from any royalties owed to Bio-Products under this Agreement. If no such royalties are owed to Bio-Products under this Agreement then such sums will be treated as an interest free loan to Bio-Products.

10.3           Any provision of this Agreement to the contrary notwithstanding, this Agreement shall be construed and interpreted so that the terms and conditions hereof shall not be inconsistent with the terms and conditions of the UAH License, attached hereto as Exhibit A.

ARTICLE XI – PUBLICITY OF LICENSE

11.1           All documents and visual aids using the name of The University of Alabama in Huntsville in any manner require submittal to and approval of the University. Upon the request of the Licensee, Bio-Products shall cooperate and provide assistance in the development of public statements, advertising, sales literature or promotional materials to describe or promote the Technology and assist in gaining University approval.

ARTICLE XII – VISITS TO PREMISES

12.1           The Licensee shall, from time to time, permit Bio-Products to bring visitors to tour any facility utilizing the Technology, provided, that Bio-Products shall notify the Licensee at least seventy-two (72) hours in advance of any proposed visit, that such visits shall be limited to reasonable times and intervals, and contingent upon each visitor signing an appropriate Confidentiality, Non-Disclosure and Non-Competition Agreement, and such visitors shall also be subject to all relevant safety and other regulations that apply to any other visitors to the facility. No persons other than those designated by Bio-Products shall have the right to visit any facility utilizing the Technology without the Licensee’s express written consent.

ARTICLE XIII – EVENTS OF DEFAULT AND REMEDIES

13.1.          The Licensee shall be in breach of this Agreement in the event of

(a)
The Licensee’s failure to make any payment hereunder on or before the date on which such payment becomes due and payable and the continuation of such failure unremedied for thirty (30) days after written notice thereof has been given to the Licensee by Bio-Products;

(b)
The Licensee’s failure to observe or perform any covenant, condition or agreement contained in this Agreement and the continuation of such failure unremedied for thirty (30) days after written notice thereof has been given to the Licensee by Bio-Products, unless such breach can not be remedied within such thirty (30) days for reasons beyond the Licensee’s control, in which case the Licensee shall have a reasonable time within which to remedy such breach; or

(c)
Any warranty or representation made herein by the Licensee and contained in this Agreement, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading.

No termination of this Agreement shall relieve the Licensee of the obligation to pay to Bio-Products all royalties, fees, and other payments accrued at the time of the termination.

13.2           Bio-Products shall be in default of this Agreement in the event of:

(a)
Bio-Products’ failure to observe or perform any covenant, condition or agreement contained in this Agreement or in the UAH License and the continuation of such failure unremedied for thirty (3.0) days after written notice thereof shall have been given to Bio-Products by the Licensee;

(b)
Any warranty or representation made herein by or on behalf of Bio-Products, contained in this Agreement or in the UAH License, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading; or

(c)
If at any time BM-Products defaults in its duties in connection with, or by its conduct attempts to or actually terminates the UAH License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, or affects or terminates Licensee’s ability to continue operation of existing plants or build new plants.

13.3           The Licensee shall have the following remedies for breach or default of this Agreement or the UAH License by Bio-Products:

(a)
Upon Bio-Products’ breach or termination of the UAH License or this Agreement, such that the breach or termination has affected the ability of Licensee to continue operation of existing plants and preclusion of building new plants, the Licensee may at its option terminate this Agreement and contract directly with UAH as provided in this Agreement., The Licensee and any sub-licensee shall utilize the Technology, free of any royalties, fees, and other amounts accrued through the date of such default or breach and thereafter.

(b)
In addition to any other right or remedy available to the Licensee under this Agreement or in law or equity, upon Bio-Products’ breach or default of this Agreement or the UAH License, the Licensee shall be entitled to withhold and/or offset any and all royalties or other fees due to Bio-Products under this Agreement.

(c)
Notwithstanding anything to the contrary in this Agreement, the Licensee may terminate this Agreement at any time upon six (6) months prior written notice to Bio-Products, at which time the Licensee will cease utilizing the Technology, and pay to Bio-Products any royalties, fees and other amounts accrued through the date of such termination. Immediately upon termination of this Agreement all rights, privileges and licenses granted to the Licensee hereunder shall revert to Bio-Products, including all sub-licenses of facilities granted by the Licensee.

13.4           Upon the Licensees’ breach of this Agreement and it’s failure to cure said breach as provided above in 13.1, Bio-Products may, at its option, (i) terminate this Agreement, at which time Licensee shall cease utilizing the Technology and such termination shall relieve Licensee of its obligations to pay Bio-Products any further royalties or fees other than those fees and royalties already accrued through the date of termination and all sub-licenses granted by Licensee shall be assigned to Bio-Products; or (ii) Bio-Products may seeks to recover such damages to which it may be entitled by applicable law, including but not limited to, equitable and injunctive relief.

13.5	(a)
Upon Bio-Products’ breach or termination of the UAH License or this Agreement, such that the breach or termination has affected the ability of Licensee to continue operation of existing plants and preclusion of building new plants, the Licensee may at its option terminate this Agreement and contract directly with UAH as provided in this Agreement., The Licensee and any sub-licensee shall utilize the Technology, free of any royalties, fees, and other amounts accrued through the date of such default or breach and thereafter.

(b)
Neither of the Parties nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties except to counsel, accountants, and other need to know professionals.

(c)
All fees and expenses of the arbitration shall be born by the Parties equally. However, each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

(d)
In the event that a claim or controversy over the right of any Party to terminate this Agreement shall be submitted for arbitration, this Agreement shall continue in full force and effect, and the termination shall be of no effect, until the arbitrator renders a final decision..

13.6           In the event of the commencement of a voluntary case under the Bankruptcy Code by the Licensee, or Licensee’s acquiescence in an involuntary petition under the Bankruptcy Code which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, the right and license conferred under this Agreement shall automatically become and shall thereafter be null and void. The commencement of a voluntary case under the Bankruptcy Code by Bio-Products, or Bio-Products’ acquiescence in an involuntary petition under the Bankruptcy Code, which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, shall be treated as a material breach of the Agreement,

ARTICLE XIV – GENERAL PROVISIONS

14.1           The titles of the various articles and sections of this Agreement are solely for convenience of reference and are not part of this Agreement for purposes of interpreting the provisions hereof.

14.2           The Licensee may assign all of its rights and obligations under, and all of its interest in, this Agreement, including without limitation the license granted hereby, either (i) in a transaction accompanied by the sale or other transfer of the Licensee’s entire business, its stock, or substantially all of its assets, or (ii) to any other entity owned by the same shareholders of Licensee and this Agreement shall be binding upon, and inure to the benefit of, any such successor or assign of the Licensee, provided that Bier-Products consents in writing, such assignment shall not be unreasonably conditioned, withheld, or delayed..

14.3           Nothing in this Agreement shall be deemed or construed to constitute or to create a partnership, joint venture or agency between the Parties. Except as may be otherwise provided herein, neither Party shall have any authority to bind the other Party in any respect.

14.4           If any provision of this Agreement is or becomes unenforceable under any law of mandatory application, it is the intent of the Parties hereto that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

14.5           The waiver by any Party of any failure on the part of any other Party to perform any of its obligations under this Agreement shall not be construed as a waiver of any failure or continuing failure or failures, whether similar or dissimilar thereto.

14.6           This Agreement, including the exhibits hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the Parties, whether oral or written, related to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by the authorized representatives of the Parties hereto.

14.7           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, constitute a single document. This Agreement may be executed by each Party on separate copies, which copies, when combined so as to include the signatures of all Parties, shall constitute a single counterpart of this Agreement.

14.8           This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

14.9           Each Party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

14.10         For purposes of venue and jurisdiction, this Agreement shall deemed made and to be performed in the City of Huntsville, Alabama.

14.11         This Agreement and all exhibits contain the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such Parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

14.12         Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders.

14.13         Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and permitted assigns of each Party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any Third Party that is not a Party to this Agreement, except for the rights of the successors-in-interest and permitted assigns of each Party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified Third Parties.

14.14          Except as otherwise provided in this Agreement, in the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any Party against any other Party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the unsuccessful Party all costs, expenses, and reasonable attorneys’ fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post- judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorneys’ fees.

14.15          Any notice or other communication pursuant to this Agreement shall be sufficiently made or given five days after the date sent, postage pre-paid, by certified mail, return receipt requested, if sent to the following addresses, or to such other address as the Party may from time to time designate to the other Parties in writing:
In the case of BM-Products:

Dr. Michael H. Eley, President & CEO
BIO-PRODUCTS INTERNATIONAL, INC
3317 Clifford. Road, NW
Huntsville, Alabama .35810 USA
256-852-3139 (phone)
256-436-6992 (cellular)
256-824-6305 (fax)
eleym @email.uah.eda (email)

In the case of SRS Energy, Inc:

Edward P. Hennessey, Jr., President
SRS Energy, Inc.
7320 Forsyth Blvd., Unit 102
St. Louis, MO 63105
314-727-6253 (phone)
314-504-7504 (cellular)
____________ (fax)
ehennesseyjr@sbcglobal.net (email)

Each Party shall make a reasonable, good faith effort to ensure that it will accept or receive notices to it that are given in accordance with this paragraph. A Party may change its address for purposes of this paragraph by giving the other Parties written notice of a new address in the manner set forth above.

14.16          In the event either Party hereto shall be rendered wholly or partly unable to perform its obligations under this Agreement by reason of causes beyond its control, including but not limited to acts of Nature, acts of terrorism, acts, omissions, or regulation of any government or agency thereof, judicial action, labor disputes, or transportation failure, except as specified herein, the performance of the obligations of such Party insofar as it is affected by such condition shall be suspended for the duration of such condition, provided the Party affected advises the other Party of the basis of its inability within ten (10) days of the beginning of such known inability. After the cessation of the condition causing such inability, the Party suffering such inability shall have a period of thirty (30) days to restore its operation(s) and restore its obligations to the other Party.

14.17           No representations have been made to any Party regarding taxes, it being understood by each of the Parties that each such Party accepts full responsibility for calculation of and payment of his or its taxes, levies, duties or other charges incurred or imposed as a consequence of this Agreement and the transactions described herein.

14.18           This Agreement shall become effective when it has been executed by all of the Parties to this Agreement.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to duly execute and deliver this Agreement effective as of the date written above.

BIO-PRODUCTS INTERNATIONAL, INC.

By:     /s/ Michael H. Eley
   Dr. Michael H. Eley, President & CEO

SRS .ENERGY, INC.

By:     /s/ Edward P. Hennessey
  Edward P. Hennessey, Jr., President